Exhibit 10.3

Amendment No. 4
To The
Scholastic Corporation
1995 Stock Option Plan

Section 8 of the Scholastic Corporation 1995 Stock Option Plan (“Plan”) is amended by replacing the fourth paragraph of Section 8(j) thereof in its entirety with the following:

          “Upon termination of employment (or consulting agreement) for any reason other than death, Disability, retirement on or after age 55 or involuntary termination, the Stock Option may be exercised for a period of three months thereafter, but only to the extent that such Stock Option has vested (unless otherwise accelerated as provided in Section 8(f)) on the date of such termination and not to exceed the expiration of the term of the Stock Option, if earlier.”

          Subject to the foregoing, the Plan remains in full force and effect in accordance with the terms thereof.

The foregoing amendment was duly approved by resolution of the Board of Directors of Scholastic Corporation at its meeting held on March 21, 2007.